EX-99.77Q1 OTHR EXHB
SUB-ITEM 77Q1(e):  COPIES OF ANY NEW OR AMENDED REGISTRANT INVESTMENT ADVISORY
CONTRACTS

Form of Sub-Advisory Agreement, between LoCorr Fund Management, LLC and Kettle
Hill Capital Management, LLC, with respect to the LoCorr Long/Short Equity Fund and the LoCorr Multi-Strategy Fund, is filed herewith.